Consent of Independent Auditors



The Stockholder and
  Board of Directors of
  PHH Corporation


We consent to the incorporation by reference in the Registration Statement (No. 333-25635) on Form S-8 of HFS Incorporated of our report dated April 29, 1997, relating to the statements of net assets available for plan benefits of PHH Corporation Employee Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended and the related schedules for the year ended December 31, 1996, which report appears elsewhere in this Form 11-K.




/S/ KPMG Peat Marwick, LLP

KPMG PEAT MARWICK LLP

Baltimore, Maryland
July 7, 1997























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